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                                                                   EXHIBIT 23.20



                             TO WHOM IT MAY CONCERN



    Further to our statement dated 27 November 1996 on the same matter, as independent public accountants, we hereby reconfirm our consent to the use of our report dated 28 March 1995 on the financial statements of the Cyprus Operation of Arab American Express Co Limited for the year ended 31 December 1994 for the purpose of preparing a prospectus in relation to the aforesaid company.



    The report mentioned above, was issued by ourselves acting as independent auditors and reporting on the Cyprus Operation of Arab American Express Co Limited for the period from 1 January 1994 to 31 December 1994. Since 1 January 1995, we no longer act as auditors of the above entity.



    This confirmation is given at the request of Messrs. Arab American Express Co Limited and without any guarantees or responsibility on our part.



                                          /s/ KPMG Peat Marwick
                                          Certified Public Accountants (Cyprus)



Limassol 12 December 1996